EXHIBIT 99

[LOGO]		Marriott Drive
Marriott	Marriott International, Inc.	Washington, D.C. 20058
	Corporate Headquarters	(301) 380-7770

NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL COMPLETES PREVIOUSLY ANNOUNCED SALE OF A 50 PERCENT INTEREST IN ITS SYNTHETIC FUEL BUSINESS

WASHINGTON, D.C. – June 25, 2003 – Marriott International, Inc. (NYSE: MAR) today reported that it has completed the previously announced sale of an approximately 50 percent interest in its synthetic fuel business to a major U.S. financial institution (“Purchaser”). Marriott received cash and promissory notes totaling $25 million at closing and will receive additional profits over the life of the venture based on the amount of tax credits allocated to the Purchaser.

The transaction had been subject to certain closing conditions, including the receipt of a satisfactory private letter ruling from the Internal Revenue Service, (“IRS”) regarding the new ownership structure. In April 2003, the IRS instituted a “temporary pause” in issuing private letter rulings and has not provided any guidance as to when such issuances might resume. Receipt of this private letter ruling is not required for Marriott to continue to operate this business, but had been required to satisfy the terms of the transaction.

Marriott and the Purchaser decided to close on this transaction prior to receipt of a new private letter ruling. In the event that the private letter ruling is not obtained by December 15, 2003, the Purchaser will have a onetime option to return its ownership interest to Marriott. To exercise this option, the Purchaser would pay Marriott $10 million and receive from Marriott certain additional representations and warranties related to the 2003 tax credits allocated to the Purchaser. Marriott believes that the risk associated with these representations and warranties is minimal.

If the private letter ruling is not obtained and the Purchaser returns its interest in the synthetic fuel business to Marriott at year-end 2003, Marriott’s contingent obligation under the representations and warranties would be included as a guarantee under newly adopted interpretations of Generally Accepted Accounting Principles. The maximum amount of the contingent obligation would depend on the number of tax credits produced and allocated to the Purchaser in 2003 and could range from approximately $85 to $170 million.

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As a result of this transaction, Marriott now expects its synthetic fuel operation to generate earnings per share of $0.34 to $0.37 in 2003, regardless of whether the Purchaser returns its interest to Marriott. In 2004, if the Purchaser retains the interest in the synthetic fuel business, Marriott’s earnings per share from the business is expected to total $0.33 to $0.36. In the event that the Purchaser returns its interest in the business to Marriott, Marriott would curtail future synthetic fuel production somewhat and our earnings per share from the business would be expected to total $0.25 to $0.28 in 2004. The tax benefits from synthetic fuel credits under Section 29 of the Internal Revenue Service expire at the end of 2007.

Note: This press release contains “forward-looking statements” within the meaning of federal securities laws; including anticipated earnings related to the synthetic fuel operations and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the risk that the IRS does not issue a private letter ruling or rejects any of the tax credits produced on audit. It is also subject to the risk that our operations could be interrupted due to problems at any of our synthetic fuel operations, the power plants that buy synthetic fuel from us or the coal mines where we buy coal. Such interruptions could be caused by man-made accidents, union activity, severe weather or other similar unpredictable events. Moreover, the performance of our synthetic fuel business is dependant on our ability to utilize the tax credits, which in turn is dependant on our financial performance. Marriott’s financial performance can be affected by the duration and severity of the economic slowdown; supply and demand changes for hotel rooms, vacation ownership intervals, and corporate housing; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance growth. Any of such risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading worldwide hospitality company with nearly 2,600 lodging properties in the United States and 66 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance , Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Ramada International brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Marriott Grand Residence Club brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. The company is headquartered in Washington, D.C., has approximately 129,000 employees, and was ranked as the lodging industry’s most admired company and one of the best places to work for by FORTUNE®. For more information or reservations, please visit the web site at www.marriott.com.

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